EXHIBIT 4.5

                          STOCKHOLDER LOCK-UP AGREEMENT


February 10, 2000.

BROWSESAFE.COM, INC..
335 West 9th Street, Suite 100
Indianapolis, Indiana 46202-3003
Attention: Mark Smith

Ladies and Gentlemen:

Pursuant to the terms of a Letter of Agreement dated as of February 10, 2000 (the "Agreement") between California Applied Research, Inc. (the "undersigned") and BROWSESAFE.COM, INC. (the "Company"), the undersigned will receive up to 6,000,000 shares of common stock, $0.001 par value per share, of the Company (the "Shares") that are subject to a Registration Rights Agreement.

In order to induce the Company to enter into the Letter of Agreement, the undersigned hereby agrees as follows:

        1. After registration, the undersigned will not sell, offer to sell, contract to sell, sell any option or contract for the sale or purchase of, lend, enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of, or otherwise dispose of (collectively, "transfer") the Shares except as follows: up to 1/3 of the of the shares may be sold immediately; an additional 1/3 of the shares may be sold within ninety
(90); and the remaining 1/3 of the shares may be sold within one hundred and eighty (180) days. Notwithstanding the foregoing, however, if the undersigned is a corporation, partnership or limited liability company, the undersigned shall not be restricted from distributing any or all of the Shares to its shareholders, partners or members and the subsequent Transfers of Shares by such shareholders, partners or members.

        2. The undersigned acknowledges that the Company may impose stock transfer restrictions on the Shares to enforce the provisions of this Agreement.

        3. This restriction shall terminate on February 10, 2001.

Very truly yours,

California Applied Research, Inc. (the "Undersigned ")

By:  /S/
     -----------------------------------


AGREED TO:
BROWSESAFE.COM, INC. (the "Company")

By:  /S/
     -----------------------------------
                         Dated as of February 10, 2000.